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EXHIBIT 2

PLAN OF REORGANIZATION
AND
AGREEMENT OF MERGER

        THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER ("Agreement") is made and entered into as of the 1st day of March, 2001, among Coast National Bank ("Bank"), Coast Bancorp ("Holding Company") and Coast Interim National Bank ("Subsidiary").

RECITALS

        A.    Bank is a banking corporation duly organized, validly existing and doing business in good standing under the laws of the United States, and has authorized capital of 10,000,000 shares of $5.00 par value Common Stock of which, at the date hereof, there are 630,000 shares issued and outstanding and 10,000,000 shares of $5.00 par value preferred stock of which, at the date hereof, there are no shares issued and outstanding; and

        B.    Subsidiary will be a corporation duly organized, validly existing and doing business in good standing under the laws of the United States, and will have authorized capital of 10,000,000 shares of $5.00 par value Common Stock of which, as of that date of the consummation of the merger contemplated by this Agreement, there will be 20,000 shares issued and outstanding, of which all will be owned by Holding Company. Holding Company will borrow $120,000 from a correspondent bank and use the proceeds of such loan to purchase the 20,000 shares from Subsidiary. Immediately after the Effective Date, the Surviving National Bank will pay a $120,000 dividend to the Holding Company and the Holding Company will use the proceeds of such dividend to repay the loan from the correspondent bank; and

        C.    Holding Company is a corporation duly organized, validly existing and doing business in good standing under the laws of California, and has authorized capital of 10,000,000 shares of no par value Common Stock of which, as of the date of the consummation of the merger contemplated by this Agreement, there will be 1,100 shares of Common Stock issued and outstanding and 10,000,000 shares of no par value preferred stock of which, at the date hereof, there are no shares issued or outstanding; and

        D.    A majority of the entire Boards of Directors of Bank and Holding Company, respectively, have approved this Agreement and authorized its execution, and a majority of the Board of Directors of Subsidiary will approve this Agreement upon the formation of Subsidiary under the laws of the United States, at which time, Subsidiary shall join in and be bound by this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of the merger of Subsidiary with Bank, the parties hereto agree as follows:

APPENDIX I

Article I
Terms of Merger

        1.1.  Merger.    On the Effective Date, as defined in Section 3.1, Bank shall be merged with and into Subsidiary ("Merger"), which shall be the surviving corporation (for purposes of this Agreement, the combined Bank and the Subsidiary after the Effective Date of the Merger are sometimes referred to as the "Surviving National Bank") and shall be a subsidiary of Holding Company. Surviving National Bank's name shall be "Coast Interim National Bank." The Merger shall be in accordance with the provisions of 12 USC 215a. The business of the Surviving National Bank shall be that of a national banking association. This business shall be conducted by the Surviving National Bank at its main office to be located at 553 Higuera Street, San Luis Obispo, California, and at the legally established offices of the Bank prior to the Merger.

        1.2.  Charter and Bylaws.    The Articles of Association of Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Articles of Association of the Surviving National Bank, without change or amendment (until amended or repealed as provided by law) and the Bylaws of Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Bylaws of the Surviving National Bank, without change or amendment (until amended or repealed as provided by law).

        1.3.  Officers and Directors.    On and after the Effective Date, the directors and officers of Bank immediately prior to the Effective Date shall be the directors and officers of the Surviving National Bank. Directors of the Surviving National Bank shall serve until the next annual meeting of shareholders of the Surviving National Bank and until such time as their successors are elected and have qualified.

        1.4.  Capital.    The amount of capital stock of the Surviving National Bank shall not be less than $3,150,000, divided into not less than [Variable No. 3] shares of common stock, each of $5.00 par value, and at the Effective Date of the Merger, the Surviving National Bank shall have a surplus of not less than $3,150,000, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of Bank and Subsidiary, adjusted however, for normal earnings and expenses and issuances of additional shares of Bank common stock between the date hereof and the Effective Date of the Merger as well as any reduction in capital approved by the Comptroller of the Currency.

        1.5.  Rights and Privileges.    On and after the Effective Date, all the rights, privileges, powers, franchises, facilities and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank shall continue unaffected and unimpaired by the Merger. On and after the Effective Date, the Surviving National Bank shall without further transfer, possess all of the rights, privileges, powers, franchises, facilities, and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank and Subsidiary.

        1.6.  Assumption of Liabilities.    On and after the Effective Date, the Surviving National Bank shall succeed to and be liable for all debts, liabilities and other obligations, known or unknown, contingent or otherwise, of Subsidiary and Bank, of any nature whatsoever, existing on the Effective Date or attributable to the operations of Subsidiary or Bank as though the Surviving National Bank had incurred them.

        1.7.  Further Cooperation.    If at any time after the Effective Date any further conveyance, assignment or other documents, or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and director of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

        1.8.  Offices.    Upon the Effective Date, all offices of Bank shall be offices of the Surviving National Bank and the principal office of Bank shall be the principal office of the Surviving National Bank.

        1.9.  Subsidiary.    Prior to the Effective Date, Holding Company will take all necessary action to cause (i) Subsidiary to be organized, (ii) Subsidiary to become a direct wholly owned subsidiary of Holding Company, (iii) the directors and the shareholder of Subsidiary to approve the transactions contemplated by this Agreement, (iv) Subsidiary to execute one or more counterparts to this Agreement and to deliver at least one such counterpart so executed to Holding Company, whereupon Subsidiary shall become a party to and be bound by this Agreement and (v) Subsidiary to take all necessary action to complete the transactions contemplated by this Agreement.

Article II
Capital Stock

        2.1.  Stock of Subsidiary.    The shares of common stock of Subsidiary issued and outstanding immediately prior to the Effective Date shall be converted into a number of shares of common stock of Surviving National Bank equal to the number of shares of common stock of the Bank outstanding immediately prior to the Effective Date.

        2.2.  Stock of Bank.    Subject to the provisions of Section 2.6 hereof, each share of common stock of Bank issued and outstanding immediately prior to the Effective Date shall be converted into one share of common stock of Holding Company.

        2.3  Exchange of Holding Company Stock for Bank Stock.    On the Effective Date, each Bank shareholder of record at that date shall be entitled to receive one share of common stock of Holding Company for each share of common stock of Bank held on that date and Holding Company shall issue that number of shares which shareholders are entitled to receive. On and after the Effective Date, certificates representing the issued and outstanding common stock of Bank shall thereafter represent shares of common stock of Holding Company, and such certificates may be exchanged by the holders thereof, after the Merger becomes effective, for new certificates for the appropriate number of shares bearing the name of Holding Company. On and after the Effective Date, there shall be no registration of transfers on the stock transfer books of Surviving National Bank of shares of Bank which were outstanding immediately prior to the Effective Date.

        2.4.  Rights to Stock Options.    On and after the Effective Date, all outstanding options to purchase shares of common stock of Bank granted pursuant to Bank's Stock Option Plan shall be assumed by and shall be deemed options to purchase shares of common stock of Holding Company on the same terms and conditions, subject to the requirements of the Securities Act of 1933, as amended, and the California Blue Sky Law, and for the same number of shares as have been agreed upon and set forth in Bank's Stock Option Plans and stock option agreements entered into pursuant thereto.

        2.5.  Employee Benefit Plans.    On and after the Effective Date, each share of common stock of Bank held in trust or otherwise in connection with any and all of Bank's employee benefit plans, shall be converted into one share of common stock of Holding Company. Such plans and the Bank's obligations thereunder shall be assumed by the Holding Company at the Effective Date and shall be subject to the same terms and conditions as existed prior to the Effective Date, subject to the requirements or the Securities Act of 1933, as amended, and the California Blue Sky Law.

        2.6  Dissenting Shares.    Holders of shares of Bank common stock shall have dissenters' rights in connection with the Merger pursuant to the provisions of 12 USC 215a(b).

Article III
Effective Date

        3.1.  Effective Date.    This Agreement shall become effective at the date and time specified in a merger approval issued by the Office of the Comptroller of the Currency. Such date shall be the "Effective Date" of the Merger.

Article IV
Approvals

        4.1.  Shareholder Approval.    This Agreement shall be submitted to the shareholders of Bank, Subsidiary and Holding Company for approval and ratification, as provided by the applicable laws of the United States and California and in accordance with other applicable law. The approval of this Agreement by the Bank's shareholders shall be deemed to include approval of such changes to this Agreement, if any, as may be required from time to time by any bank regulatory agency or department.

        4.2  Regulatory Approvals.    The parties hereto agree that each shall proceed to and cooperate fully to obtain the regulatory approvals and consent and to satisfy the requirements prescribed by applicable law and/or regulation or which are otherwise necessary or desirable in connection with the completion of the Merger as outlined herein. Such regulatory approvals, consents and requirements shall include, but shall not be limited to the approvals and consents set forth in Article V herein.

Article V
Conditions Precedent

        5.1.  Conditions Precedent to the Merger.    The Merger is subject to and conditioned upon the following:

          (a)  Approval and ratification of this Agreement by the holders of not less than two-thirds of the outstanding shares of Bank, Subsidiary and Holding Company as required by applicable law;

          (b)  Receipt of all other approvals and consents, and satisfaction of all other requirements as are prescribed by applicable law in connection with the Merger including, but not limited to, approval of the Office of the Comptroller of the Currency and notice to the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended and Section 225.17 of Regulation Y promulgated pursuant thereto;

          (c)  Issuance (unless the same is waived by the parties hereto) of a favorable opinion from a law firm or accounting firm, in form and substance satisfactory to the parties and their counsel, with respect to the tax consequences to the parties and their shareholders resulting from the Merger, and

          (d)  Performance by each party hereto of all its obligations under this Agreement.

Article VI
Termination

        6.1.  The Agreement may be terminated at any time upon the occurrence of any of the following events:

          (a)  If any of the conditions set forth in Article V are not fulfilled within a reasonable period of time, such reasonable period of time to be determined by a majority of the Board of Directors of any of the parties, in their sole and absolute discretion; or

          (b)  If any action, suit, proceeding or claim has been instituted, made or threatened, relating to the proposed Merger which makes consummation of the Merger inadvisable in the opinion of a majority of the Board of Directors of any of the parties; or

          (c)  If for any reason consummation of the Merger is inadvisable in the opinion of a majority of the Board of Directors of any of the parties.

        Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties hereto or their respective directors, officers, employees, agents or shareholders.

Article VII
Expenses

        7.1  Expenses of the Merger.    All of the expenses of the Merger, including filing fees, printing and mailing costs, and accountants' fees and legal fees (except for expenses, if any, incurred by the shareholders of Bank or Holding Company) shall be borne by Surviving National Bank or the Holding Company, as applicable. In the event that the Merger is abandoned or terminated for any reason, all such expenses shall be borne by Bank.

Article VIII
Amendment, Modification, Etc.

        8.1  Amendment, Modification, Etc.    Bank, Subsidiary and Holding Company, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by shareholders of Bank, Subsidiary and Holding Company; provided, however, that no such amendment, modification or supplement shall change any principal term hereof or the number or kind of shares to be issued by Holding Company in exchange for each share of Bank, except (i) by the affirmative action of such shareholders as required by law or (ii) the initial approval of this Agreement by the Bank's shareholders shall be deemed to include approval of such changes to this Agreement, if any, as may be required from time to time by any bank regulatory agency or department.

        8.2  Counterparts.    This Agreement may be executed in one or more counterparts.

        8.3  Governing Laws.    This Agreement shall be governed by and construed in accordance with the laws of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written, pursuant to a resolution of its board of directors, acting by a majority.

COAST NATIONAL BANK
By:	/s/ JACK C. WAUCHOPE Jack C. Wauchope President and Chief Executive Officer

ATTEST:
By:	/s/ JULIE JOSLIN Julie Joslin Cashier
COAST BANCORP
		By:	/s/ JACK C. WAUCHOPE Jack C. Wauchope President and Chief Executive Officer
ATTEST:
By:	/s/ JOHN F. GUHRING John F. Guhring Secretary
COAST INTERIM NATIONAL BANK
		By:	Jack C. Wauchope President and Chief Executive Officer
ATTEST:
By:	Julie Joslin Cashier

        On this 1st day of March, 2001, before me, a notary public for this state and county, personally came Jack C. Wauchope, as president, and Julie Joslin, as cashier, of Coast National Bank and each in his/her capacity acknowledged this instrument to be the act and deed of the association.

        WITNESS my official seal and signature this day and year.

[SEAL]	/s/ DIANNA D. MULLINER Notary Public, San Luis Obispo County. My commission expires October 17, 2001

STATE OF CALIFORNIA
COUNTY OF SAN LUIS OBISPO

        On this 1st day of March, 2001, before me, a notary public for this state and county, personally came Jack C. Wauchope, as president, and John F. Guhring, as secretary, of Coast Bancorp and each in his/her capacity acknowledged this instrument to be the act and deed of the corporation.

        WITNESS my official seal and signature this day and year.

[SEAL]	/s/ DIANNA D. MULLINER Notary Public, San Luis Obispo County. My commission expires October 17, 2001

STATE OF CALIFORNIA
COUNTY OF SAN LUIS OBISPO

        On this            day of                        2001, before me, a notary public for this state and county, personally came Jack C. Wauchope, as president, and Julie Joslin, as cashier, of Coast Interim National Bank and each in his/her capacity acknowledged this instrument to be the act and deed of the association.

        WITNESS my official seal and signature this day and year.

[SEAL]	Notary Public, San Luis Obispo County. My commission expires

STATE OF CALIFORNIA
COUNTY OF SAN LUIS OBISPO

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PLAN OF REORGANIZATION AND AGREEMENT OF MERGER
RECITALS
APPENDIX I
Article I Terms of Merger
Article II Capital Stock
Article III Effective Date
Article IV Approvals
Article V Conditions Precedent
Article VI Termination
Article VII Expenses
Article VIII Amendment, Modification, Etc.